Exhibit 99.1

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, MA 01880

Phone: 781/224-0880	Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President,
	Chief Executive Officer	Chief Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS REPORTS

FOURTH QUARTER AND YEAR-END 2005 FINANCIAL RESULTS

WAKEFIELD, MASSACHUSETTS, February 22, 2006 - American Dental Partners, Inc. (NASDAQ:ADPI) announced financial results today for the quarter and the year ended December 31, 2005.

Comparing the fourth quarter of 2005 with the fourth quarter of 2004:

•	Net revenue was $49,783,000 as compared to $44,806,000, an increase of 11%.

•	Earnings from operations were $4,722,000 as compared to $3,929,000, an increase of 20%.

•	Net earnings were $2,640,000 as compared to $2,143,000, an increase of 23%.

•	Diluted net earnings per share were $0.21, as compared to $0.17, an increase of 24%.

•	Diluted cash net earnings per share were $0.27 as compared to $0.23, an increase of 17%.

Comparing the twelve months of 2005 with the same period in 2004:

•	Net revenue was $196,928,000 as compared to $178,554,000, an increase of 10%.

•	Earnings from operations were $18,689,000 as compared to $15,702,000, an increase of 19%.

•	Net earnings were $10,291,000 as compared to $8,519,000, an increase of 21%.

•	Diluted net earnings per share were $0.81 as compared to $0.70, an increase of 16%.

•	Diluted cash net earnings per share were $1.05 as compared to $0.92, an increase of 14%.

Patient revenue of the Company’s affiliated dental group practices, which is not consolidated with the Company’s financial results, was $76,876,000 for the quarter as compared to $67,874,000 for the prior year’s same quarter, an increase of 13%. Same market revenue growth for the Company’s affiliated dental group practices as measured by patient revenue was 10% for the quarter. For the year, patient revenue of the Company’s affiliated dental group practices was $302,982,000 as compared to $272,369,000 for the prior year, an increase of 11%. Same market revenue growth for the Company’s affiliated dental group practices as measured by patient revenue was 8% for the year.

The Company reported cash flow from operations of $7,235,000 for the quarter and $25,452,000 for the year. Capital expenditures were $3,285,000 for the quarter and $11,068,000 for the year. The Company relocated one dental facility and expanded three dental facilities during the quarter. During the year the Company relocated six dental facilities and expanded eleven dental facilities.

Amounts paid for affiliations, including affiliation costs, were $2,368,000 for the quarter and $16,205,000 for the year. The Company completed two in-market affiliations during the quarter and completed one platform affiliation and nine in-market affiliations for the year. Affiliations completed during the year represented more than $28 million of annualized patient revenue.

The Company’s debt to total capitalization stood at 24% at December 31, 2005, compared to 25% at December 31, 2004. The Company achieved a cash return on committed capital of 18% for the quarter and 19% for the year.

Mr. Gregory A. Serrao, Chairman, President and CEO commented, “This past year marked the completion of American Dental Partners’ first decade – a decade of steady, healthy growth. 2005 itself was defined by growth and innovation. Our affiliated dental group practices’ same market growth rate was 8% for the year and we completed affiliations representing $28 million of patient revenue, a level that we last achieved six years ago. In terms of innovation, we continued the development and implementation of Improvis, our proprietary practice management system, introduced the dentalpaymentplan, a private-label patient financing program developed in partnership with a leading national bank, and developed the American Dental Partners Leadership Institute. We are pleased to have grown net earnings by 21% for the year and improved our cash return on committed capital to 19% from 17% last year. Improving returns on committed capital is what generates additional cash flow to reinvest in our business. We are pleased that over the past 10 years, 93% of our cash flow from operations has been reinvested in capital expenditures and additional in-market affiliations for the benefit of our affiliated dental group practices. We are committed to their growth and success.”

Cash net earnings per share is a non-GAAP financial measure. In accordance with the requirement of SEC Regulation G, please see the attached financial tables for a presentation of the most comparable GAAP measures and the reconciliation to the nearest GAAP measure and all additional reconciliations required by Regulation G.

For further discussion of these events and a comprehensive review of the fourth quarter ended December 31, 2005, the Company will host its previously announced conference call on Thursday, February 23, 2006 at 10:00 a.m. EST, which will be broadcast live over the Internet at www.amdpi.com. The call will be hosted by Gregory A. Serrao, Chairman, President and Chief Executive Officer. To access the webcast, participants should visit the Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available at www.amdpi.com and www.streetevents.com approximately two hours after the call through 6:00 p.m. EST Thursday, March 2, 2006.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 19 dental group practices which have 187 dental facilities with approximately 1,761 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2004.

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net revenue	$49,783	$44,806	$196,928	$178,554
Operating expenses:
Salaries and benefits	21,165	19,583	83,638	77,489
Lab fees and dental supplies	8,071	7,081	31,638	28,566
Office occupancy expenses	6,023	5,324	23,013	20,956
Other operating expenses	4,437	4,041	18,372	16,643
General corporate expenses	2,233	2,198	9,570	8,856
Depreciation expense	1,882	1,534	7,001	5,934
Amortization of intangible assets	1,250	1,116	5,007	4,408

Total operating expenses	45,061	40,877	178,239	162,852

Earnings from operations	4,722	3,929	18,689	15,702
Interest expense, net	505	349	1,804	1,592

Earnings before income taxes	4,217	3,580	16,885	14,110
Income taxes	1,577	1,437	6,594	5,591

Net earnings	$2,640	$2,143	$10,291	$8,519

Net earnings per common share:
Basic	$0.22	$0.18	$0.86	$0.75

Diluted	$0.21	$0.17	$0.81	$0.70

Weighted average common shares outstanding:
Basic	12,181	11,640	12,006	11,372

Diluted	12,876	12,310	12,716	12,102

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands)

(unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$592	$1,378
Receivables due from affiliated dental group practices	14,751	13,539
Other current assets	6,966	6,657

Total current assets	22,309	21,574

Property and equipment, net	45,184	39,252

Other non-current assets:
Goodwill	5,095	5,095
Intangible assets, net	97,260	87,425
Other assets	798	801

Total non-current assets	103,153	93,321

Total assets	$170,646	$154,147

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$20,131	$23,353
Current maturities of debt	123	527

Total current liabilities	20,254	23,880

Non-current liabilities:
Long-term debt	32,039	28,014
Other liabilities	16,458	15,046

Total non-current liabilities	48,497	43,060

Total liabilities	68,751	66,940

Commitments and contingencies
Stockholders’ equity	101,895	87,207

Total liabilities and stockholders’ equity	$170,646	$154,147

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands)

(unaudited)

Reconciliation of GAAP earnings, as reported, to cash net earnings (1)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net earnings (as reported)	$2,640	$2,143	$10,291	$8,519
Add: Amortization of intangible assets, net of tax	783	668	3,049	2,662

Cash net earnings	$3,423	$2,811	$13,340	$11,181

Weighted average common shares outstanding	12,876	12,310	12,716	12,102

Diluted net earnings per share	$0.21	$0.17	$0.81	$0.70

Diluted cash net earnings per share	$0.27	$0.23	$1.05	$0.92

Calculation of cash return on committed capital and cash return on equity for the three months and year ended December 31, 2005 and 2004

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Earnings from operations	$4,722	$3,929	$18,689	$15,702
Add back: Amortization of intangible assets	1,250	1,116	5,007	4,408

Cash earnings from operations (2)	$5,972	$5,045	$23,696	$20,110

Annualized cash earnings from operations	$23,888	$20,180

Average committed capital (3)	$133,448	$130,124	$124,902	$116,683

Cash return on committed capital (2)	18%	16%	19%	17%

Net earnings	$2,640	$2,143	$10,291	$8,519
Add back: Amortization of intangible assets, net of taxes	783	668	3,049	2,662

Cash net earnings (1)	$3,423	$2,811	$13,340	$11,181

Annualized cash net earnings	$13,690	$11,246

Average stockholders’ equity (3)	$99,436	$85,290	$94,551	$80,550

Cash return on equity (2)	14%	13%	14%	14%

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands)

(unaudited)

Patient revenue of the affiliated dental group practices (4)

	Three Months Ended December 31,		% Change	Twelve Months Ended December 31,		% Change
	2005	2004		2004	2003
Patient revenue - affiliated practices:
Platform dental groups affiliated with us in both periods of comparison (5)	$74,551	$67,874	9.8%	$294,560	$272,369	8.1%
Platform dental groups that affiliated with us during periods of comparison	2,325	—	—	8,422	—	—

Total patient revenue	76,876	67,874	13.3%	302,982	272,369	11.2%
Amounts due to the Company under service agreements	48,553	43,579	11.4%	191,979	173,460	10.7%

Amounts retained by affiliated practices	$28,323	$24,295	16.6%	$111,003	$98,909	12.2%

(1)	Cash net earnings and diluted cash net earnings per share are not measures of financial performance under GAAP. Cash net earnings excludes amortization expense related to intangible assets, net of tax. The Company incurs significant amortization expense related to its service agreements while many companies, both in the same industry and other industries, no longer amortize a significant portion of their intangible assets pursuant to Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangible Assets. The Company believes that cash net earnings and diluted cash net earnings per share are important financial measures for understanding its relative financial performance.
(2)	Cash earnings from operations is not a measure of financial performance under GAAP. The Company believes that cash return on committed capital and cash return on equity are useful financial measures for understanding its financial performance.
(3)	Average committed capital calculated as average of beginning of quarter/year and end of quarter/year debt, including current portion, plus stockholders’ equity. Average equity calculated as average of beginning of quarter/year and end of quarter/year stockholders’ equity.
(4)	Patient revenue of the affiliated dental group practices is not consolidated with the Company’s financial statements.
(5)	Same market patient revenue excludes new platform affiliations that occurred during the periods of comparison in which a new service agreement was entered into.